Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EnterConnect, Inc:

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 5 of our report dated July 14, 2008, relating to the balance sheets of EnterConnect, Inc as of March 31, 2008, and 2007 and the related statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2008 and the period from November 13, 2006 (Inception) through March 31, 2007, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/	Li & Company, PC
Li & Company, PC

Skillman, NJ
September 15, 2008